Exhibit 99.1

NEWS RELEASE

RAMBUS FILES PATENT INFRINGEMENT SUIT AGAINST USE OF ITS

INVENTIONS BY DDR2 AND GDDRx PRODUCTS

Hynix Semiconductor, Infineon Technologies, Inotera Memories, and Nanya

Technology Corporation cited as defendants

LOS ALTOS, CA – January 25, 2005 – Rambus Inc. (Nasdaq:RMBS), a leading developer of chip interface products and services, today announced it has filed a patent infringement suit in the U.S. District Court for the Northern District of California. In the suit, Rambus charges that defendants’ DDR2 memory devices and GDDR2 and GDDR3 graphics memory devices use its patented inventions.

“With analyst firms projecting a rapid transition this year from DDR to DDR2 and GDDR, and with strong evidence of infringement of our patents already in the public record, we have taken this step today, filing our first new patent case in the U.S. since August 2000,” said John Danforth, senior vice president and general counsel at Rambus. “Our preference is to work with the semiconductor industry to provide value and resolve these issues through other means. But sometimes we – like other patent holders – must rely on the court system to be fairly compensated for our inventions.”

Rambus is asserting that the DRAM manufacturers cited in this action infringe up to 18 of its patents with DDR2, GDDR2 and GDDR3 devices that are currently shipping in the marketplace.

The complaint filed today can be accessed on Rambus’s website at http://investor.rambus.com (under Litigation Update section).

About Rambus Inc.

Rambus is one of the world’s leading providers of advanced chip interface products and services. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’s interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, Calif., with regional offices in Chapel Hill, North Carolina, Taipei, Taiwan and Tokyo, Japan. Additional information is available at www.rambus.com.

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Press Contacts:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com